Exhibit 10.11

(English Translation)

SHENSHEN TMK POWER INDUSTRIES LTD.

Procurement Contract

Contract Number:
Signed Location:
Signed Time:

Seller:

Buyer:

SHENZHEN TMK POWER INDUSTRIES LTD.

The Seller and the Buyer through friendly consultations, agreed upon the following articles:

Article 1:

Product, Specification, Quantity, Unit price, Amount and Delivery time

Product Name	Specifications	Unit	Amount	Unit Price (RMB)	Total amount (RMB)	Delivery time

Total Amount:
Specific procurement quantities and delivery dates are subject to the Buyer's orders.

Article 2:

Place of Delivery and Expense

1.

 Place of Delivery: the Buyer's warehouse.

If the products could not be sent to the agreed Buyer's warehouse by the Seller and the Buyer transports the products, the Seller would reimburse the Buyer the transportation expenses based on the distance.

a.

The cost of TMK picking up at Longhua 50RMB

b.

The cost of TMK picking up at Shenzhen 100RMB

c.

The cost of TMK picking up at Dongguan 200RMB

d.

The cost of TMK picking up at GuangZhou 400RMB

e.

The cost of TMK picking up at Zhongshan 400RMB

f.

The cost of TMK picking up at Jiangmen 500RMB

2.

Expenses: All the expenses would be borne by the Seller before the goods are delivered to the Buyer's warehouse. If the one-time purchase amount exceeds RMB 1,000,000, the Seller would pay discharge fees, or determine the discharge amount based on annual procurement amount

Article 3:

Quality Requirements

1.	External quality

	a.	Appearance: emerald green powder, color uniformity, non-variegated, non-caking;

	b.	Good liquidity;

c.

Bulk Density: Material Code: 101201 zinc 3%, cobalt 1.5% , density of type: ≥ 1.7g/CM 3; Material Code: 101208 zinc 4%, cobalt 1.5%, density of type: ≥ 1.65g/CM 3; Material Code: 101210 zinc 4%, 4% cobalt , follow-up Co-type: ≥ 1.6g/CM 3; d. Tap Density: Material Code: 101201 high-density type: ≥ 2.35g/CM 3; Material Code: 101208 high-density type: ≥ 2.30g/CM 3; material coding : 101210 Last cobalt type: ≥ 2.25g/CM 3; e. Size: 300 mesh ≥ 99%.

2.	Intrinsic quality

	a.	Hi + Co content ≥ 58%;

	b.	Co content of 1.5 + 0.3%;

c.

open electrochemical capacity: 101201 material encoding zinc 3%, cobalt 1.5%, capacity ≥ 245mAh / g; Material coding 101208 zinc 4%, cobalt 1.5%, capacity ≥ 235mAh / g; material encoding 101210 zinc 4%, 4% cobalt, capacity ≥ 240mAh / g;

	d.	self-discharge: self-discharge after the 25 + full power 5 □ placed under 28 days is less than 30%;

	e.	cycle life: Conditions "a" with type "sandwich" open test structure, charge and discharge current 230mA / g, when the cycle of current capacity to the initial capacity after 60% so far cycle times ≥ 500 times. conditions "2" winding-type sealing test structure, charge and discharge current of 230mA / g, cycle life: When the cycles to the initial capacity of the battery capacity of up to 60%, cycle times ≥ 500 times.

	f.	Content table:

Item		Test Item	Test Standard	Notes
1		Appearance	emerald green powder, no impurities, no agglomeration	1. If the parameters of individual the Seller's goods do not meet this standard, it is subject to the terms in “Product Quality Agreement” signed by the Buyer and the Seller,
2		Bulk Density g / CM [3]	≥ 1.6	2. The Seller must provide quality assurance or factory inspection sheet for each batch of product
3		Tap Density g / CM [3]	≥ 2.1	.
4		H20	"1.0%
5	Size	Mesh	300 mesh: ≥ 99%
6		D (50) µ m	9-14
7		Specific surface area m 2 / g	8-12
8		FWHM (101)	≥ 0.9
9		Ni + Co	≥ 58%
10		Co	1.5 + 0.3%
11		Cd	"0.01%
12		Zn	2.5-4.0%
13		Fe	"0.01%
14		Mn	"0.01%
15		Cu	"0.01%
16		Ca	"0.05%
17		Mg	"0.05%
18		SO4 [2] --	"0.50%
19		NO3 --	"0.01%
20		CL --	"0.01%

3.

The quality in using the product:

The quality in the process of the Buyer's production

Article 4:

Packaging Standards and Requirements

The package is the Seller's conventional packaging but be pasted with green environment protection flag. Otherwise, the Buyer has the right to reject receiving the goods.

Article 5:

Acceptance criteria, method, and effective disputation period

1.	Acceptance method: a. sampling; b. full scale inspection

2.	Acceptance criteria: a. seller standards; b. buyer standards; c. industry standards

3.

Inspection process: defective products found during IQC, production and usage. Confirm: a. complaint report for defective products found during IQC and production; b. sealed sample; c. photograph; d. field validation by seller; e. buyer complaint report; f. evaluation by authority.

4.

Disputation period: buyer shall notify seller for any concerns about supply amount, packaging, specifications, models, quality, etc within 15 days upon receipt of products; otherwise, products delivered shall be deemed as qualified (excluding quality related issues found during production process and customer consumption). Within 15 days upon receipt of dispute notice from buyer, seller shall promptly replace, replenish or return products if needed and bear costs incurred accordingly.

Article 6:

Delivery terms

1.

Seller must strictly follow agreed schedule to deliver material to buyer's warehouse. In case seller delivers material ahead of agreed deadline, purchase payment shall still be paid based upon agreed time.

2.

If seller fails to deliver material by the agreed deadline, 1% of total contract value shall be charged for each day overdue and losses due to delayed production shall be compensated too.

3.	Definition of Failure to deliver on time: based on the time of delivering last batch of entire order.

4.	Late delivery penalty and the resulting production suspension can be directly deducted from buyer's contract payment to seller.

Article 7:

Settlement and duration

1.	Monthly payment due 30 days;

2.	25th of previous month – 24th of current month as reconciliation period;

3.	Payment due date: 25th of previous month – 30th of current month as payment due;

4.	Issuance of 17% value-added tax invoice;

5.	1% of accumulated value of arrival batches shall be charged as penalty for each day of payment overdue.

Article 8:

Goods damage

Buyer is entitled rejection right if goods delivered by seller to destination with damage; buyer shall seal damaged goods delivered by seller's agent and notify seller within 15 days upon receiving goods. Seller shall exchange goods within 5 days of receiving exchange notice from buyer and assume all related costs. In case there is delay on replacement, buyer holds right to suspend payment to seller or handle the case based upon provisions for late goods delivery.

Article 9:

Contract disputation

In case any dispute arising, both parties shall settle through consultations. If no settlement can be reached, any party shall be entitled to submit the case in dispute to the court where buyer resides. Letters, faxes, emails between buyer and seller during contract implementation can be used as legal evidence to resolve disputation.

Article 10:

Effective date

This contract has two official copies with the identical legal effect (both buyer and seller, each carrying one copy). This contract shall be effective upon signed and sealed by both parties.

Seller	Buyer
Company name:	Company name: SHENZHEN TMK POWER INDUSTRIES
Company address:	Company address: SanJun Industrial Park, HuaWang Road,
Dalang, Longhua Town, Shenzhen, 518109, China.
Legal representative:	Legal representative: Wu, Henian
Assignee:	Assignee:
Telephone: Fax	Telephone: 0755-28109908 Fax: 28109420
Bank Name:	Bank Name:
Bank Account Number:	Bank Account Number: